EXHIBIT 99.4

Subject line:    NCR to acquire Radiant Systems, establishing leadership in hospitality and specialty retail

Dear Valued Partner:

I am writing to share some exciting news about the most significant growth initiative NCR has undertaken in nearly 20 years – one that will add value for our partners and our customers. Today, we announced an agreement to acquire all outstanding shares of Radiant Systems, the #1 provider in the hospitality industry and a market leader in multi-channel point-of-sale and managed hosted services solutions. This $1.2 billion transaction brings together two leading technology companies and supports our strategic focus on growing our business in the retail and hospitality space.

With the addition of Radiant Systems, NCR will create a third core industry vertical, after its Financial and Retail lines of business, and establish category leadership in the hospitality and specialty retail markets. This new vertical will be led by Andrew Heyman, currently Radiant Systems’ Chief Operating Officer. Other key members of the Radiant Systems management team will also play integral roles in the new vertical.

Both companies anticipate a seamless transition for customers and partners alike. We share a belief in the vital importance of our respective channel partners. This acquisition demonstrates both our commitment to innovation and our commitment to our channel partners.

We’re excited about bringing these two talented teams together to impact the consumer experience in new ways and to open up new opportunities for our channel partners. As we said at our recent global partner conference, we are committed to building a world-class channel partner network. The acquisition of Radiant Systems allows us to enhance our global market coverage with channel partners that complement our business and innovative offerings that serve the global market.

Radiant Systems’ innovative SaaS offerings and capabilities have generated significant demand in the marketplace and further support our business objective as we move to a hardware-enabled, software-driven business model. These (SaaS) capabilities will significantly enhance NCR’s solutions, creating a superior portfolio of point-of–service and self-service solutions, and we will look to extend them across NCR’s other verticals. At the same time, NCR will use its global sales, services and operations organizations to extend this portfolio to many of the fastest growing markets in the world, while driving supply chain, operational and innovation synergies.

For those of you in the small-to-medium (SMB) market – I can assure you it is a critical part of our business and growth strategy. We are committed to supporting your efforts in serving our small business customers.

During the timeframe when the transaction is being closed, there will be no impact to you and it will remain business as usual. Over time, we believe we should be able to bring more solutions to more markets, providing you with a competitive advantage and new means to grow your business.

We’re glad you are part of the team that makes NCR the preeminent multi-industry technology company focused on businesses serving consumers and look forward to our future together. If you have any questions, please feel free to contact me or your Channel Account Manager.

Regards,

David Wilkinson

Vice President – NCR Channels

The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, NCR Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Radiant Systems, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Radiant Systems, Inc. shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.